Exhibit 99.3

Leadership Update
I want to share with all of you that I have informed the Board of my decision to transition from my role as CEO of Adobe after over 18 years in the job (and the earnings call that I am about to conduct will be my 100th at the greatest company on the planet). Over the coming months, I will be working with Frank Calderoni, our lead Director, and the Board of Directors to identify my successor and to ensure a smooth transition. I will stay on as Chair of the Board to support the next CEO just as John and Chuck did when I took on this role.

This is not a goodbye by any means but a time for reflection. What attracted me to Adobe 28 years ago was our leadership in creating new market categories, world-class products, a relentless desire to innovate in every functional area of the company and the people I met during the interview process. We have continued to create new markets, deliver world-class products, drive innovation in everything we do and attract and retain the best and brightest employees. Over this time, we grew from ~3K employees to >30K employees, delivered technology that touched billions of people as customers of our products or the digital experiences that our customers create, leading to our revenue growing from <$1B to >$25B. I am so incredibly proud of what we have accomplished together.

Our mission, Empowering Everyone to Create, represents an even larger opportunity in the AI era. By delivering an innovative roadmap aligned to our audience strategy, we are positioning Adobe to lead this next chapter.

The next era of creativity is being written right now — shaped by AI, by new workflows and by entirely new forms of expression. Adobe has never waited for the future to arrive. We’ve anticipated it. We’ve built it. And we’ve led it. What gives me the greatest confidence isn’t just our technology — it’s our people. Your ingenuity, resilience and commitment to customers are what will define this moment.

I love Adobe and the privilege of leading it has been the greatest honor of my career. I will ensure that I set up Adobe for its next decade of greatness with the right leader and executive team, in partnership with the Board, while continuing to deliver on our FY26 Must Wins.

The opportunity in front of us is extraordinary. Together, we are uniquely positioned to lead it — and I remain deeply committed to doing so as we look ahead and prepare to name Adobe’s next CEO. I am more confident than ever that Adobe’s best days are still to come.

I look forward to the Employee Meeting next week where we will discuss our quarterly accomplishments and I will be happy to answer any questions.

Shantanu